UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INTERNATIONAL GAME TECHNOLOGY
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

Proxy Advisory Firm ISS Recommends that IGT Shareholders
Reject Two out of Three of the Ader / Mathewson Group’s
Nominees, including Charles Mathewson

Egan-Jones Recommends IGT Shareholders Vote to Elect All
Eight of the Company’s Director Nominees and Reject All
Three of the Ader / Mathewson Group Nominees

LAS VEGAS—February 19, 2013— International Game Technology (NYSE: IGT) (“IGT” or “the Company”), today announced that Institutional Shareholder Services (ISS) recommends that IGT shareholders vote to elect seven of IGT’s eight director nominees, and that Egan-Jones Proxy Services (Egan-Jones) recommends FOR ALL of IGT’s directors in connection with the Company’s 2013 Annual Meeting of Shareholders on March 5, 2013.

In its February 19, 2013 report, ISS noted, “Two of IGT’s business segments – product sales and interactive – are growing well, and the company has recently been able to expand its total margins through both revenue improvements and lower operating expenses for both of these segments.”*

In addition, in its February 14, 2013 report, Egan-Jones stated, “We believe that support for voting the Management ballot is merited and that voting the Management ballot is in the best interest of the Company and its shareholders.” In its report, Egan Jones noted, among other things, that “the Board is comprised of capable professionals with experience and expertise across a wide range of industries important to the Company’s business” and that “the Board has overseen management’s turnaround strategies which generated good financial results and positioned the Company for continued growth and value creation.”*

IGT issued the following statement:

We are pleased that Egan-Jones supports the election of all of IGT’s highly-qualified and experienced director nominees and that that ISS, in effect, endorses the election of seven of IGT’s eight director nominees. However, we believe that ISS, in failing to recommend that shareholders reject Daniel Silvers, a nominee proposed by the Ader / Mathewson Group, misses the mark. In our opinion, ISS does not recognize the substantial progress that this Board and management team has achieved since 2009, when Patti Hart became the CEO of IGT.

IGT’s financial performance and stock price have improved substantially since 2009, with the Company showing increases in revenue and ship share (a common industry measure of market share), as well as adjusted operating income and adjusted earnings per share (“EPS”) from continuing operations.** From the date that Patti Hart became CEO of IGT, April 1, 2009, through January 30, 2013, IGT’s share price, after adjusting for dividends, has increased by 67%. In addition, since 2009, IGT has invested nearly $800 million in R&D, and has strategically deployed $750 million to enhance its core electronic gaming business, while returning more than $860 million to shareholders through dividends and share repurchases over that same period of time.

News Release

The success of our strategy – focusing on the core business while investing in adjacent opportunities and controlling costs – was highlighted by IGT’s 2013 fiscal first quarter results. Among other things, IGT grew revenues by 19%, shipped more units within its core products than in any first quarter in four years and achieved a 65% increase in adjusted earnings per share from continuing operations.

The Board believes that the Ader / Mathewson Group nominees, if elected, would detract from the strength of the IGT Board. In particular, we believe that Daniel Silvers has no relevant operating or management experience in the gaming industry and only limited public company board experience, and that he would not be additive to the IGT Board.

In contrast, IGT has a highly experienced and diverse Board. The Company has substantially reconstituted its eight-member Board, adding six new independent directors over the last five years. IGT’s directors have considerable public company experience and a wide range of views and backgrounds, encompassing a number of relevant fields, including the gaming industry, the financial sector, consumer sales and marketing, technology and compliance.

The IGT Board urges shareholders to protect their investment by voting the WHITE proxy card today and not signing any proxy card they receive from the Ader / Mathewson Group.

IGT shareholders are reminded that their vote is important, no matter how many shares they own. Whether or not they attend the Annual Meeting, IGT shareholders are encouraged to vote the WHITE proxy FOR all eight of IGT’s director nominees – Paget L. Alves, Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, David E. Roberson, Vincent L. Sadusky and Philip G. Satre. Vote the WHITE proxy by Internet, telephone or by signing and dating the WHITE proxy card itself and returning it as soon as possible.

* Permission to use quotations neither sought nor obtained

** Adjusted operating income and adjusted earnings per share from continuing operations are non-GAAP financial measures; reconciliation of non-GAAP to GAAP measures is included at the end of this letter.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue New York, New York 10016 proxy@mackenziepartners.com Call Collect: (212) 929-5500 or Toll-Free (800) 322-2885

News Release

IGT Resources:

•	Like us on Facebook
•	Play DoubleDown Casino games
•	Like DoubleDown Casino on Facebook
•	Follow us on Twitter
•	View IGT’s YouTube Channel
•	Check out our other games and gaming systems

About IGT
International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT’s recent acquisition of DoubleDown Interactive provides engaging casino style entertainment to more than 5 million players monthly. More information about IGT is available at www.IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance and our strategic and operational plans. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the results predicted, and reported results should not be considered an indication of future performance. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following:, general economic conditions and changes in economic conditions affecting the gaming industry; new or changing laws or regulations or new interpretations of existing laws or regulations affecting our business; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; business disruptions, costs; future developments or changes affecting online gaming or social casino-style gaming, which is a new and evolving industry; and future events related to the proxy contest initiated by the insurgent group. A further list and description of these and other risks, uncertainties and other matters can be found in our annual report and other reports filed with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2012 filed with the SEC on February 6, 2013 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. All information provided in this letter is as of the date hereof, and IGT does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.”

News Release

More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

Year Ended September 30, 2012

	Continuing Operations

	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$421.7	$249.7	$0.86
% of Revenue	20%
Acquisition related charges: (b)
Contingent retention & earn-out	69.1	44.1	0.15
Amortization of intangibles	19.1	12.2	0.04
Professional fees	5.8	3.7	0.01
Impairment and restructuring:
Patents (Walker Digital)	14.6	9.3	0.03
Notes (Alabama)	12.8	8.1	0.03
Entraction reorganization	15.1	(29.6)	(0.10)
Distributor settlement	3.1	2.0	0.01
Severance	2.5	1.6	0.01

Total non-GAAP adjustments	142.1	51.4	0.18

Adjusted Measures	$563.8	$301.1	$1.04
% of Revenue	26%

(a) Adjustments tax effected at 37%, except Entraction impairment included tax benefit of $44.7 million
(b) Primarily related to DoubleDown

News Release

Quarter Ended December 31, 2012

	Continuing Operations

	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$118.4	$65.3	$0.24
% of Revenue	22%
Acquisition related charges: (b)
Contingent retention & earn-out	17.5	11.5	0.04
Amortization of intangibles	6.7	4.4	0.02
Royalty Settlement	(5.0)	(5.0)	(0.02)

Total non-GAAP adjustments	19.2	10.9	0.04

Adjusted Measures	$137.6	$76.2	$0.28
% of Revenue	26%

(a) Adjustments tax effected at 34%, except no tax effect on royalty settlement
(b) Primarily related to DoubleDown

Year Ended September 30, 2011

	Continuing Operations

	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$504.9	$292.3	$0.97
% of Revenue	26%

IP Usage settlements	4.8	3.0	0.01
Impairment	15.8	10.0	0.03
Investment gain	—	(4.3)	(0.01)
Certain discrete tax items (benefits)	—	(22.1)	(0.07)

Total non-GAAP adjustments	20.6	(13.4)	(0.04)

Adjusted Measures	$525.5	$278.9	$0.93
% of Revenue	27%

(a) Adjustments tax effected at 36%

News Release

Year Ended September 30, 2010

	Continuing Operations

	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$424.8	$219.6	$0.73
% of Revenue	22%

Impairment and restructuring	68.4	42.6	0.15
Investment loss (no tax benefit)	—	19.9	0.07
Debt refinancing charges	—	2.5	0.01
Certain discrete tax items (benefits)	—	(36.7)	(0.12)

Total non-GAAP adjustments	68.4	28.3	0.11

Adjusted Measures	$493.2	$247.9	$0.84
% of Revenue	26%

(a) Adjustments tax effected at 38%

Year Ended September 30, 2009

	Continuing Operations

	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$332.4	$148.7	$0.50
% of Revenue	16%

Impairment and restructuring	109.1	68.2	0.24
Investment loss	—	14.4	0.05
Debt refinancing charges	1.8	3.0	0.01
Certain discrete tax items (benefits)	—	(17.1)	(0.06)

Total non-GAAP adjustments	110.9	68.5	0.24

Adjusted Measures	$443.3	$217.2	$0.74
% of Revenue	22%

(a) Adjustments tax effected at 38%

Adjusted operating income and adjusted earnings per share from continuing operations are non-GAAP financial measures. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable.

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News Release

Contact

Matt Moyer, Vice President, Investor Relations of IGT, +1 866-296-4232

Andrew Siegel / Jed Repko, Joele Frank, Wilkinson Brimmer Katcher, +1 212-355-4449

Dan Burch / Larry Dennedy, MacKenzie Partners, Inc. +1 212-929-5500